Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, NW
                                  Second Floor
                              Washington, DC 20036



                               February 22, 2002




USAA Investment Trust
9800 Fredericksburg Road
San Antonio, TX  78288


Ladies and Gentlemen:

     You have requested our opinion, as counsel to USAA Cornerstone Strategy Fund ("Acquiring Fund"), a series of USAA Investment Trust ("Trust"), a Massachusetts business trust, as to certain matters regarding the issuance of shares of beneficial interest of Acquiring Fund ("Shares") by the Trust in connection with the reorganization of its series, USAA Growth Strategy Fund
("Acquired Fund"), into Acquiring Fund, as provided for in the Plan of Reorganization and Termination adopted by the Trust, acting on behalf of Acquiring Fund and Acquired Fund ("Plan"). The Plan provides for Acquired Fund to transfer all of its assets to Acquiring Fund in exchange solely for the issuance of Shares and Acquiring Fund's assumption of the liabilities of Acquired Fund. In connection with the Plan, the Trust is about to file a registration statement on Form N-14 ("Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended ("1933 Act"), the Shares to be issued pursuant to the Plan.

     As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's First Amended and Restated Master Trust Agreement, dated June 2, 1995 ("Trust Agreement"), Amendment No. 1 to the First Amended and Restated Master Trust Agreement, dated July 12, 1995, and By-laws, dated February 11, 1999, the Plan, and such other documents relating to its organization and operation and the issuance of the Shares as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the 1933 Act, the Investment Company Act of 1940, as amended ("1940 Act"), and the rules and regulations of the United States Securities and Exchange Commission ("SEC") thereunder.

USAA Investment Trust
February 22, 2002
PaGe 2

     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust; and that, when issued and sold in accordance with the terms contemplated by the Trust's Registration Statement, including receipt by the Trust of full payment for the Shares in the manner contemplated by the Plan, and compliance with the 1933 Act, the 1940 Act, and applicable state laws regulating the distribution of securities, the Shares will have been legally issued, fully paid, and non-assessable.

     We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Trust Agreement states that all persons extending credit to, contracting with or having any claim against the Trust shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither the shareholders nor the Trustees, nor any of the Trust's officers, employees or agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract, instrument, certificate or undertaking made or issued by or on behalf of the Trust or the Trustees shall include a recitation limiting the obligation represented thereby to the Trust and its assets. The Trust Agreement further provides: (1) for indemnification from the assets of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of shares of the Trust; and (2) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

     We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.


                                        Very truly yours,


                                        /s/ Kirkpatrick & Lockhart LLP
                                        KIRKPATRICK & LOCKHART LLP